Exhibit 10.1

Everbridge, Inc.

2018 Management Incentive Plan

Introduction

The 2018 Management Incentive Plan (“The Plan”) is designed as an incentive to participants to perform at their most effective level, as a reward for strong performance and as a way of sharing in the success of the Company.  The Plan is designed to be self-funded and is incorporated in the business targets and budgets.

The Plan is one element of Everbridge’s total compensation package, inclusive of base salary, equity, benefits and other variable compensation plans.  The Plan is designed to reward high performance – corporate, team and individual.  Awards payable under the Plan will be determined through a combination overall bonus pool funding which will be based upon predefined corporate financial objectives and achievement of specific team and individual/development goals.

This Plan is CONFIDENTIAL, and details may not be disclosed by any participants.

Eligibility for Participation

Designated employees (“Participants”) are eligible for inclusion in The Plan for the calendar year January 1, 2018 to December 31, 2018.  Participation in The Plan is at the discretion of the Company.  Employees considered for participation include management level employees and individual contributors in functions who meet established criteria.  Eligibility for participation is not automatic and will be reviewed annually.

Participation for new hires designated as eligible to participate will be pro-rated based on days in The Plan during the plan year.

There is no contractual commitment on the part of the Company in relation to future years of participation and in this respect the Plan does not confer on any employees any rights to future participation, future employment, or give rise to any cause of action against the Company.

Operation of The Plan

For each Participant a fixed cash amount will be specified for the purposes of participation in The Plan.  The overall Plan funding will be based on the achievement of corporate targets and/or business unit/departmental business plans.  Individual bonus achievement will be based upon achievement of team, individual and development-based performance goals as agreed to by you and your manager and maintained within Reflektiv.  A copy of the business plan will be on file with the Human Resources Department and each participant will be provided a copy.

Everbridge management reserves the right to modify the Plan at any time.  Notification of changes to the Plan will be made in writing to affected participants.  Changes may be made to the Plan periodically in order to revise goals, update strategies or correct errors.

Performance against business targets will be assessed at the end of the fiscal year once all financial results of the Company have been prepared and approved.  Everbridge management will have the discretion to adjust, up or down, any employee’s payout based on subjective assessment of the employee’s individual performance throughout the year.  Any adjustment to individual bonus target will not increase the overall bonus pool funding relative to the level of achievement of the Company.

All metrics will be measured independently.  For most Plan elements, a minimum threshold between 85-90% must be achieved for each element to be qualified for payout.  If any individual element is not achieved, other elements of the plan may still payout, if the requisite minimum threshold is met.

Payment

Bonus payments will be made annually after the official close of the operating year, estimated to occur no later than May of the year following.  Payment will be made to each participant provided that the participant:

•	Has not given notice to resign employment before any payment is made, and

•	Remains an active employee at the time of payout.

Any payment to which participants in the following categories may be entitled will be pro-rated:

•	Employees whose eligibility for participation in The Plan begins after January 1, 2018, or

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Employees who are transferred to another position, business unit, department or group within the Company during the plan year and their new position does not qualify them as eligible to participate in The Plan.

•	Employees who transfer to a position and become eligible to participate in the Plan during the plan year.

Any payment in whole or in part shall be made through the Company’s normal payroll process and will be net of any appropriate Income Tax, Social Security Contributions or other relevant deductions.

The Chief Executive Officer and Board of Directors of Everbridge, Inc. reserves the right to amend the plan at any time based on business conditions.

Contractual Status

Payments under The Plan are not contractual.  No legally enforceable right to payment will arise under The Plan, nor any right to compensation or damages for non-payment as a result of the termination of employment (however caused), or for any other reason.

The Plan is not a guarantee of employment for a definite period of time.  The participant acknowledges and understands that she or he, or Everbridge, may terminate the employment relationship at any time with or without cause.

The Plan terminates, for the participant, on the date the participant’s employment with Everbridge is terminated.

This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

Validity

The Plan is valid only for the calendar year January 1, 2018 – December 31, 2018.  At the expiration of this Plan, Everbridge will establish a new Plan for Participants.

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